SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                ----------------

              INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO
                   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                    THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 3)*

                             EBS Litigation, L.L.C.
                                (Name of Issuer)

                            Class A Membership Units
                         (Title of Class of Securities)

                                 Not Applicable
                                 (CUSIP Number)

                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [X]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                               (Page 1 of 8 Pages)
-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G/A                                                    PAGE 2 of 8
CUSIP No. N/A

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Morgens, Waterfall, Vintiadis & Co., Inc.
           13-2674766
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           New York
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,024,939
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,024,939
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           1,024,939
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           10.2%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
           IA
------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 3 of 8
CUSIP No. N/A

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Edwin H. Morgens
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,024,939
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,024,939
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           1,024,939
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           10.2%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
           IN
------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 4 of 8
CUSIP No. N/A

     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           John C. Waterfall
------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)  [ ]
                                                               (b)  [X]
------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
           United States
------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,024,939
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,024,939
------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
           1,024,939
------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                        [ ]
------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
           10.2%
------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
           IN
------------------------------------------------------------------------

Schedule 13G/A                                                    PAGE 5 of 8
CUSIP No. N/A

         The Schedule 13G/A filed on February 14, 2005 is hereby amended and restated by this Amendment No. 3 to the Schedule 13G/A.


ITEM 1(a).  NAME OF ISSUER:
              EBS Litigation, L.L.C.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              Peter N. Wang, c/o Friedman, Wang
              Bleiberg, P.C.,
              90 Park Avenue,
              New York, New York  10016

ITEM 2(a).  NAME OF PERSON FILING:
              This Schedule 13G is filed jointly (a) Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"), (b) Edwin H. Morgens ("Morgens") and (c) John C. Waterfall ("Waterfall" and together with the persons listed in (a) and (b), the "Reporting Persons").

ITEM          2(b). ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
              The business address of each of the Reporting Persons is 600 Fifth Avenue, 27th Floor, New York NY 10020.

ITEM 2(c).  CITIZENSHIP:
            Morgens Waterfall is a corporation organized under the laws of the State of New York. Each of Morgens and Waterfall are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
              Class A Membership Units

ITEM 2(e).  CUSIP NUMBER:
              Not applicable.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Act

           (b) [ ] Bank as defined in Section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

           (e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d- 1(b)(1)(ii)(E)

           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

Schedule 13G/A                                                    PAGE 6 of 8
CUSIP No. N/A

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

           (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c),
         CHECK THIS BOX.                                           [ ]

ITEM 4.  OWNERSHIP.

         A.   Morgens, Waterfall, Vintiadis & Co., Inc.
                (a) Amount beneficially owned: 1,024,939
                (b) Percent of class: 10.2%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 1,024,939
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       1,024,939

         B. Edwin H. Morgens
                (a) Amount beneficially owned: 1,024,939
                (b) Percent of class: 10.2%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 1,024,939
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       1,024,939

         C. John C. Waterfall
                (a) Amount beneficially owned: 1,024,939
                (b) Percent of class: 10.2%
                (c)(i) Sole power to vote or direct the vote: -0-
                  (ii) Shared power to vote or direct the vote: 1,024,939
                 (iii) Sole power to dispose or direct the disposition: -0-
                  (iv) Shared power to dispose or direct the disposition:
                       1,024,939

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            Not applicable.

Schedule 13G/A                                                    PAGE 7 of 8
CUSIP No. N/A

            and one additional director. The primary occupations of Morgens and Waterfall are to act as the principals in the business of Morgens Waterfall.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(b))
            By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G/A                                                    PAGE 8 of 8
CUSIP No. N/A


                                    SIGNATURE

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 9, 2006


                                    /s/ John C. Waterfall
                                    -----------------------------------
                                    John C. Waterfall,
                                    as attorney-in-fact for the
                                    Reporting Persons